Exhibit 99.1
ION ADOPTS SHAREHOLDER RIGHTS PLAN
HOUSTON (December 30, 2008) — ION Geophysical Corporation (NYSE: IO) today announced that its Board of Directors adopted a Shareholder Rights Plan. The Rights Plan is designed to enable all of the Company’s shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company.
The Company’s Board of Directors believes the value of the Company’s assets is not reflected in the current market price of the Company’s stock, which may make the Company vulnerable to coercive or abusive takeover tactics. The Company believes that adoption of the Rights Plan is in the best interests of all the Company’s shareholders, as it will help to protect shareholders against takeover tactics that may be used to gain control of the Company without paying a full and fair price that is in the best interest of all shareholders. The Plan, which was adopted following evaluation and consultation with outside advisors, is similar to those adopted by numerous publicly traded companies and is not intended to prevent a takeover of the Company on terms that are fair to and in the best interests of all the Company’s shareholders.
In connection with the adoption of the Rights Plan, the Company’s Board of Directors declared a dividend distribution of one Preferred Stock Right for each outstanding share of Common Stock of the Company held by shareholders of record as of the close of business on January 9, 2009. The Rights will initially be represented by the Company’s common stock certificates and will be transferred only with the common stock. The Rights distribution is not taxable to shareholders under U.S. laws.
Under the Rights Plan, with certain exceptions, the Rights will become exercisable only if a person or group acquires 20 percent or more of the common stock of the Company or commences a tender or exchange offer that could result in ownership of 20 percent or more of the Company’s common stock. The Rights Plan has a limited term of three years and will expire on December 29, 2011, unless the Rights are earlier redeemed or terminated by the Company.
Each Right will entitle its holder to buy one one-thousandth of a share of a newly created class of junior participating preferred stock of the Company at an exercise price of $21.00, subject to adjustment. Following the acquisition of 20 percent or more of the Company’s outstanding common stock by a person or group, the holders of the Rights (other than the acquiring person or group) will be entitled to purchase shares of common stock at half-price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. The Rights are redeemable for $.001 per Right, subject to adjustment, before the acquisition by a person or group of 20 percent or more of the Company’s Common Stock.
The Company will file a Current Report on Form 8-K and Form 8-A with the United States Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600